UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2024
LPL Financial Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34963		20-3717839
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

4707 Executive Drive,	San Diego,	California	92121
(Address of principal executive offices)			(Zip Code)
Registrant's telephone number, including area code:

(800)	877-7210
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value $0.001 per share	LPLA	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on October 1, 2024, the Board of Directors (the “Board”) of LPL Financial Holdings Inc. (the “Company”) terminated Dan H. Arnold, former President and Chief Executive Officer of the Company for “Cause” (as defined under the Company’s Executive Severance Plan (the “Severance Plan”) and the Company’s 2010 Omnibus Equity Incentive Plan and 2021 Omnibus Equity Incentive Plan (the “Incentive Plans”)). As set forth in the Company’s prior disclosure, the Board exercised its discretion to defer the automatic forfeiture of a portion of Mr. Arnold's vested options to purchase common stock of the Company subject to the satisfactory negotiation of and Mr. Arnold's entry into a settlement agreement for the benefit of the Company and its shareholders (the “Non-Forfeited Options”).

On December 8, 2024, the Company entered into a Settlement Agreement and General Release (the “Settlement Agreement”) with Mr. Arnold. Pursuant to the Settlement Agreement, Mr. Arnold will be permitted to retain 47,994 of the Non-Forfeited Options (the “Retained Options”), which have a value of $12.0 million, calculated using a price per share of $327.56, the closing price of the common stock of the Company on December 6, 2024 (the “Closing Stock Price”). Mr. Arnold will be permitted to exercise the Retained Options during the period beginning on December 16, 2024 and continuing through December 31, 2024. The remaining 98,432 Non-Forfeited Options will be forfeited. The Settlement Agreement contains a general release of claims by Mr. Arnold against the Company, as well as non-competition, non-disparagement and non-solicitation provisions. The non-competition and non-solicitation provisions will apply until September 30, 2025.

As previously disclosed, Mr. Arnold was not entitled to receive severance benefits pursuant to the Severance Plan, and all of Mr. Arnold’s equity awards under the Incentive Plans other than the Non-Forfeited Options were automatically forfeited upon his termination. The value of the Retained Options represents approximately 15% of the aggregate total value of the severance benefits and equity awards that he would have been entitled to receive or retain, as applicable, had he been terminated “Without Cause” or “For Good Reason” (each as defined under the Severance Plan and the Incentive Plans) on October 1, 2024. The aggregate total value referenced in the foregoing sentence was calculated by applying the Closing Stock Price, applying applicable proration of unvested equity awards under the Severance Plan and assuming vesting at target levels for any performance-based restricted stock units.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL FINANCIAL HOLDINGS INC.

By:	/s/ Matthew J. Audette
Name: Matthew J. Audette
Title: President and Chief Financial Officer

Dated: December 9, 2024